Exhibit 99.1

TeleCommunication Systems, Inc.

Consolidated Financial Statements

TeleCommunication Systems, Inc.

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors

Comtech Telecommunications Corp.

Melville, New York

We have audited the accompanying consolidated balance sheet of TeleCommunication Systems Inc. as of December 31, 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TeleCommunication Systems Inc. as of December 31, 2015, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

New York, New York
May 4, 2016

F-2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
TeleCommunication Systems, Inc.

We have audited the accompanying consolidated balance sheet of TeleCommunication Systems, Inc. as of December 31, 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TeleCommunication Systems, Inc. at December 31, 2014, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles

/s/ Ernst & Young LLP

Baltimore, Maryland
March 13, 2015

F-3

TeleCommunication Systems, Inc.

Consolidated Balance Sheets

(amounts in thousands, except share data)

	December 31,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents	$25,076	$26,922
Marketable securities	25,962	23,226
Accounts receivable, net of allowance of $1,588 in 2015 and $605 in 2014	77,713	74,051
Unbilled receivables	41,214	22,324
Inventory	7,083	6,253
Deferred project costs and other current assets	13,742	17,977
Total current assets	190,790	170,753
Property and equipment, net of accumulated depreciation and amortization of $95,379 in 2015 and $83,645 in 2014	35,333	33,418
Software development costs, net of accumulated amortization of $4,787 in 2015 and $3,072 in 2014	4,611	4,608
Acquired intangible assets, net of accumulated amortization of $17,645 in 2015 and $13,970 in 2014	13,531	17,206
Goodwill	104,241	104,241
Other assets	3,854	3,855
Total assets	$352,360	$334,081
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$41,384	$41,599
Accrued payroll and related liabilities	12,787	13,599
Deferred revenue	27,028	22,000
Current portion of bank borrowings, notes payable, and capital lease obligations	13,166	19,291
Total current liabilities	94,365	96,489
Notes payable and capital lease obligations, less current portion	129,999	119,850
Deferred tax liabilities	4,386	3,556
Other liabilities	9,605	1,340
Stockholders’ equity:
Class A Common Stock; $0.01 par value:
Authorized shares - 225,000,000; issued and outstanding shares of 57,376,615 in 2015 and 55,144,066 in 2014	575	552
Class B Common Stock; $0.01 par value:
Authorized shares - 75,000,000; issued and outstanding shares of 4,801,245 in 2015 and 4,801,245 in 2014	48	48
Additional paid-in capital	353,180	346,277
Accumulated other comprehensive loss	(471)	(114)
Accumulated deficit	(239,327)	(233,917)
Total stockholders’ equity	114,005	112,846
Total liabilities and stockholders’ equity	$352,360	$334,081

See accompanying Notes to Consolidated Financial Statements.

F-4

TeleCommunication Systems, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

	Year ended December 31,
	2015	2014	2013

Revenue
Services	$241,139	$260,747	$281,389
Systems	123,214	99,090	80,902
Total revenue	364,353	359,837	362,291

Direct costs of revenue
Direct cost of services revenue	139,343	142,231	156,285
Direct cost of systems revenue	87,277	70,040	67,038
Total direct cost of revenue	226,620	212,271	223,323

Services gross profit	101,796	118,516	125,104
Systems gross profit	35,937	29,050	13,864
Total gross profit	137,733	147,566	138,968

Operating expenses
Research and development expense	33,348	41,723	34,308
Sales and marketing expense	24,762	25,994	28,495
General and administrative expense	58,959	50,820	54,689
Depreciation and amortization of property and equipment	12,264	13,032	14,853
Amortization of acquired intangible assets	3,675	3,797	4,570
Impairment of goodwill and long-lived assets	—	—	31,977
Total operating expenses	133,008	135,366	168,892

Income (loss) from operations	4,725	12,200	(29,924)

Interest expense	(8,461)	(8,264)	(8,262)
Amortization of deferred financing fees	(629)	(1,005)	(3,403)
Loss on early retirement of debt	—	—	(178)
Other income (expense), net	734	(1,133)	(239)
Net income (loss) before income taxes	(3,631)	1,798	(42,006)
Income tax expense	(1,779)	(3,529)	(16,591)
Net loss	$(5,410)	$(1,731)	$(58,597)

Net loss per share-basic and diluted	$(0.09)	$(0.03)	$(1.00)

Weighted average shares outstanding-basic and diluted	61,040	59,466	58,611

See accompanying Notes to Consolidated Financial Statements.

F-5

TeleCommunication Systems, Inc.

Consolidated Statements of Comprehensive Loss

(amounts in thousands)

	Year Ended December 31,
	2015	2014	2013

Net loss	$(5,410)	$(1,731)	$(58,597)
Other comprehensive loss:
Foreign currency translation adjustments
Arising during the period	(324)	198	(17)
Reclassification to net income (loss)	—	(17)	—
Net foreign currency translation	(324)	181	(17)
Unrealized loss on interest rate hedge	(7)	(240)	—
Unrealized gain (loss) on securities:
Arising during the period	(12)	(89)	1
Reclassification to net income (loss)	(14)	7	(7)
Net unrealized loss	(26)	(82)	(6)
Other comprehensive loss:	(357)	(141)	(23)
Comprehensive loss	$(5,767)	$(1,872)	$(58,620)

See accompanying Notes to Consolidated Financial Statements.

F-6

TeleCommunication Systems, Inc.

Consolidated Statements of Stockholders’ Equity

(amounts in thousands, except share data)

				Accumulated
	Class A	Class B	Additional	Other
	Common	Common	Paid-In	Comprehensive	Accumulated
	Stock	Stock	Capital	Income (Loss)	Deficit	Total
Balance at January 1, 2013	$531	$52	$334,058	$50	$(173,589)	$161,102

Options exercised for the purchase of 96,267 shares of Class A Common Stock	1	—	181	—	—	182
Issuance of 639,232 Restricted Class A Common Stock	6	—	(6)	—	—	—
Surrender of shares of Restricted Class A Common Stock	(2)	—	(455)	—	—	(457)
Conversion of 250,000 shares of Class B Common Stock to Class A Common Stock	2	(2)	—	—	—	—
Stock-based compensation expense	—	—	7,036	—	—	7,036
Other comprehensive loss	—	—	—	(23)	—	(23)
Net loss	—	—	—	—	(58,597)	(58,597)
Balance at December 31, 2013	$538	$50	$340,814	$27	$(232,186)	$109,243

Options exercised for the purchase of 232,448 shares of Class A Common Stock	2	—	537	—	—	539
Issuance of 160,115 shares of Class A Common Stock under Employee Stock Purchase Plan	2	—	336	—	—	338
Issuance of 1,063,993 Restricted Class A Common Stock	11	—	(129)	—	—	(118)
Surrender of shares of Restricted Class A Common Stock	(3)	—	(830)	—	—	(833)
Conversion of 196,524 shares of Class B Common Stock to Class A Common Stock	2	(2)	—	—	—	—
Stock-based compensation expense	—	—	5,549	—	—	5,549
Other comprehensive loss	—	—	—	(141)	—	(141)
Net loss	—	—	—	—	(1,731)	(1,731)
Balance at December 31, 2014	$552	$48	$346,277	$(114)	$(233,917)	$112,846

Options exercised for the purchase of 1,856,085 shares of Class A Common Stock	19	—	2,970	—	—	2,989
Issuance of 162,890 shares of Class A Common Stock under Employee Stock Purchase Plan	2	—	430	—	—	432
Issuance of 1,230,017 Restricted Class A Common Stock	12	—	(12)	—	—	—
Surrender of shares of Restricted Class A Common Stock	(10)	—	(1,525)	—	—	(1,535)
Stock-based compensation expense	—	—	5,040	—	—	5,040
Other comprehensive loss	—	—	—	(357)	—	(357)
Net loss	—	—	—	—	(5,410)	(5,410)
Balance at December 31, 2015	$575	$48	$353,180	$(471)	$(239,327)	$114,005

See accompanying Notes to Consolidated Financial Statements.

F-7

TeleCommunication Systems, Inc.

Consolidated Statements of Cash Flows

(amounts in thousands)

	Year Ended December 31,
	2015	2014	2013

Operating activities:
Net loss	$(5,410)	$(1,731)	$(58,597)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Impairment of goodwill and long-lived assets	—	—	31,977
Depreciation and amortization of property and equipment	12,264	13,032	14,853
Stock-based compensation expense	5,040	5,549	7,036
Amortization of acquired intangible assets	3,675	3,797	4,570
Amortization of capitalized software development costs	1,714	1,281	7,466
Deferred tax expense	830	3,556	16,046
Amortization of deferred financing fees	629	1,005	3,403
Amortization of investment premiums and accretion of discounts, net	276	437	246
Loss on early retirement of debt	—	—	178
Other non-cash adjustments	(1,453)	1,221	(1,339)
Changes in operating assets and liabilities:
Accounts receivable, net	(3,662)	(26,296)	37,202
Unbilled receivables	(18,890)	(4,613)	7,086
Inventory	(830)	3,637	1,194
Deferred project costs and other current assets	4,235	(2,338)	108
Other assets	40	(64)	(2,772)
Accounts payable and accrued expenses	(216)	7,945	(13,464)
Accrued payroll and related liabilities	(812)	(3,665)	(4,028)
Deferred revenue	5,028	(7,429)	(1,718)
Other liabilities	8,257	(2,809)	(1,254)
Subtotal - Changes in operating assets and liabilities	(6,850)	(35,632)	22,354
Net cash provided by (used in) operating activities	10,715	(7,485)	48,193

Investing activities:
Cash received for business wind-down arrangement	—	15,016	—
Proceeds from sale of property and equipment	1,553	—	—
Purchases of property and equipment	(10,583)	(5,663)	(10,736)
Capitalized software development costs	(1,696)	(1,687)	(1,954)
Purchases of marketable securities	(25,249)	(24,770)	(12,697)
Proceeds from sale and maturity of marketable securities	22,211	21,029	7,316
Net cash (used in) provided by investing activities	(13,764)	3,925	(18,071)

Financing activities:
Payments on bank borrowings, notes payable, and capital lease obligations	(25,621)	(30,642)	(91,066)
Proceeds from bank and other borrowings	24,938	19,562	66,500
Payments of tax withholdings on restricted stock	(1,046)	(833)	(457)
Earn-out payment related to 2012 acquisition	—	(268)	—
Proceeds from exercise of employee stock options and sale of stock	2,932	759	182
Net cash provided by (used in) financing activities	1,203	(11,422)	(24,841)

Net (decrease) increase in cash and cash equivalents	(1,846)	(14,982)	5,281
Cash and cash equivalents at the beginning of the period	26,922	41,904	36,623

Cash and cash equivalents at end of period	$25,076	$26,922	$41,904

See accompanying Notes to Consolidated Financial Statements.

F-8

TeleCommunication Systems, Inc.

Notes to Consolidated Financial Statements

(amounts in thousands, except per share data)

1. Significant Accounting Policies

Description of Business

TeleCommunication Systems, Inc. (“TCS” or the “Company”) is a leading provider of commercial solutions such as public safety systems and enterprise application technologies and government solutions such as command control (also known as Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance (“C4ISR”) applications). On November 22, 2015, TCS entered into an agreement and plan of merger with Comtech Telecommunications Corp., and the transaction closed on February 23, 2016.

TCS enables 9-1-1 infrastructure, cybersecurity, deployable wireless terminals, space components, and applications for mobile location-based services and messaging. Principal customers are wireless network operators, defense and public safety government agencies, and Fortune 150 enterprises requiring high reliability and security. TCS reports two business segments, Commercial and Government.

Commercial Segment: We are one of two leading companies that enable 9-1-1 call routing via cellular, Voice over Internet Protocol (“VoIP”), and next generation technology. Other TCS hosted and managed services include cellular carrier infrastructure for text messaging and location-based platforms and applications. Commercial segment customers include wireless network operators, VoIP service providers, wireless device manufacturers, automotive industry suppliers, and state and local governments.

Government Segment: We provide solutions to U.S. Department of Defense agencies including cybersecurity services, support, training and “C4ISR” solutions, wireless ground terminals, hardened aerospace and defense components and related support, management and resale of satellite bandwidth, and information technology outsource services.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Significant estimates and assumptions in these consolidated financial statements include estimates used in revenue recognition, fair value of business combinations, fair value associated with goodwill, intangible assets and long-lived asset impairment tests, estimated values of software development costs, income and other taxes, deferred tax valuation allowances, the fair value of marketable securities and stock based compensation, and legal and contingent liabilities. Actual results could differ from those estimates.

In reporting the values of long-lived assets, we reported no impairment charges in 2015 or 2014. In 2013, our Platforms and Applications reporting unit’s goodwill and long-lived assets with a carrying value of $65,406 were written down to estimated fair value of $33,429, resulting in an impairment charge of $31,977 to goodwill and long-lived assets. We valued the existing technology using a discounted cash flow method to determine whether a write-down was necessary, and after concluding that a write-down was necessary, used a relief from royalty method to value the licensable technology. We then used a discounted cash flow method to determine the fair value of our Platforms and Applications reporting unit.

A summary of the 2013 impairment charge is set forth below:

	Carrying Value January 1, 2013	Fair Value December 31, 2013	Total Impairment Charge

Goodwill – Platforms and Applications	$36,121	$27,912	$8,209
Property and equipment, including capitalized software for internal use	18,082	5,517	12,565
Software development costs	9,270	—	9,270
Acquired intangible assets	599	—	599
Other assets	1,334	—	1,334
	$65,406	$33,429	$31,977

F-9

Foreign Currency Translation. Financial statements for TCS’s small foreign subsidiaries with functional currencies other than U.S. dollars are translated using the exchange rates at the balance sheet date for assets and liabilities, and a weighted average rate is used to re-measure revenues and expenses. The resulting adjustments are reported in other comprehensive income. Income and expense items are translated at average monthly rates of exchange. Foreign currency transaction gains and losses are recorded in Other income (expense) in the Consolidated Statements of Operations.

Principles of Consolidation. The accompanying financial statements include the accounts of our wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents. Cash and cash equivalents include cash and highly liquid investments with a maturity of three months or less when purchased. Cash equivalents are reported at fair value, which approximates cost.

Marketable Securities. Our marketable securities are classified as available-for-sale. Our primary objectives when investing are to preserve principal, maintain liquidity, and obtain higher yield. Our intent is not specifically to invest and hold securities with longer term maturities. We have the ability and intent, if necessary, to liquidate any of these investments in order to meet our operating needs within the next twelve months. The securities are carried at fair value based on quoted market prices with net unrealized gains and losses in stockholders’ equity as a component of accumulated other comprehensive income. If we determine that a decline in fair value of the marketable securities is other than temporary, a realized loss would be recognized in earnings. Gains or losses on securities sold are based on the specific identification method and are recognized in earnings. We recorded immaterial net gains on the sale and maturity of marketable securities for the years ended December 31, 2015, 2014, and 2013 in Other income (expense), net.

Interest Rate Hedging Activity. To reduce the risk of variability of cash flows associated with changes in interest rates on a portion of our floating rate debt, we entered into an interest rate swap (“hedge” or “swap”) agreement with our principal bank in 2014. The interest rate swap is designated as a cash flow hedge and its effect is recognized on the consolidated balance sheets at fair value. We formally documented the relationship between the interest rate swap and the hedged bank debt, as well as the risk management objective and the strategy for using the hedging instrument. We assess whether the relationship is highly effective at offsetting changes in the fair value both at inception of the hedging relationship and on an ongoing basis. Unrealized gains and losses are recognized as a component of accumulated other comprehensive income (loss) to the extent that the hedge is effective at offsetting the change in the fair value of the hedged item and realized gains and losses are recognized in interest expense.

Allowance for Doubtful Accounts Receivable. Substantially all of our accounts receivable are trade receivables generated in the ordinary course of our business. We use estimates to determine the amount of the allowance for doubtful accounts necessary to reduce accounts receivable to their expected net realizable value. We estimate the amount of the required allowance by reviewing the status of significant past-due receivables and by establishing provisions for estimated losses by analyzing current and historical bad debt trends. Changes to our allowance for doubtful accounts are recorded as a component of general and administrative expenses in our accompanying Consolidated Statements of Operations. Our credit and collection policies and the financial strength of our customers are critical to us in maintaining a relatively small amount of write-offs of receivables. We generally do not require collateral from or enter netting agreements with our customers. Receivables that are ultimately deemed uncollectible are charged-off as a reduction of receivables and the allowance for doubtful accounts.

Inventory. We maintain inventory of component parts and finished product for our deployable communication systems and aerospace components. Inventory is stated at the lower of cost or market value. Cost is based on the weighted average method. The cost basis for finished units includes manufacturing cost. We record any amounts required to reduce the carrying value of inventory to net realizable value as a change to cost of revenue.

Property and Equipment. Property and equipment represents costs associated with our investment in information technology and telecommunications equipment, software, furniture and fixtures, leasehold improvements, as well as capitalized software developed for internal use, including hosted applications. Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, generally five years for furniture, fixtures, and leasehold improvements and three to seven years for other types of assets including computers, software, and telephone equipment.

The carrying value of property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be fully recoverable. If an impairment indicator is present, we evaluate recoverability by a comparison of the carrying amount of the assets to future undiscounted net cash flows that we expect to generate from these assets. If the assets are impaired, we recognize an impairment charge equal to the amount by which the carrying amount exceeds the fair value of the assets using the appropriate valuation technique of market, income or cost approach. Assets to be disposed of are reported at the lower of carrying values or fair values, less estimated costs of disposal.

F-10

In 2013, after adjusting projections for decreased expected revenue from services supported by capitalized software for internal use included in property and equipment, we evaluated the recoverability of our Platforms and Applications reporting unit’s fixed assets, respectively, by comparing the carrying amount of the assets to future undiscounted net cash flows that we expect to generate from these assets. As a result of our reviews, we recorded an impairment charge of $12,565.

Goodwill.  Goodwill represents the excess of cost over the fair value of assets of acquired businesses. Goodwill is not amortized, but instead is evaluated for impairment in the fourth quarter of each year, or sooner should there be an indicator of impairment. We may assess qualitative factors to determine whether it is more likely than not an event or circumstance might indicate the fair value of the reporting unit is less than its carrying value. Such indicators include a sustained, significant decline in the Company’s stock price and market capitalization, a decline in the Company’s expected future cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition, and/or slower expected growth, among others. After completing our assessment of such qualitative factors, and if it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying value we perform a two-step process. The first step requires a comparison of the book value of net assets to the fair value of the reporting units that have goodwill assigned to them. If the fair value is determined to be less than the book value, a second step is performed to compute the amount of the impairment. In the second step, a fair value for implied goodwill is estimated, based in part on the fair value of the reporting unit used in the first step, and is compared to its carrying value. The shortfall of the fair value below carrying value, if any, would represent the amount of goodwill impairment.

At December 31, 2015, goodwill was $104,241. Our assessment of goodwill in the current reporting period indicated that the fair value of our reporting units exceeded their carrying value, see Note 8 for additional details.

For goodwill impairment testing, we have four reporting units. In 2013, we reorganized the Commercial Segment in order to better conform and integrate the product lines and create efficiencies, so that one management team is now responsible for all Commercial Platforms & Applications other than the 9-1-1 Safety and Security part of the Commercial Segment. Previously, our Commercial Segment was comprised of Navigation and Other Commercial reporting units. Our two Government Segment reporting units, the Government Solutions Group unit and the Cyber Intelligence unit, remain the same. In January 2016, we combined the management team of the Cyber Intelligence unit with the Government Solutions Group. In connection with this combination, we exited our leased Hanover facility. No material charges were incurred in connection with this combination.

In 2013, we recorded an $8,209 impairment charge for the excess of the carrying value of goodwill over the estimated fair value of our Platform and Applications reporting unit.

Software Development Costs. Acquired technology, representing the estimated value of the proprietary technology acquired, has been recorded as capitalized software development costs. We also capitalize software development costs after we establish technological feasibility, and amortize those costs over the estimated useful lives of the software beginning on the date when the software is available for general release.

Costs are capitalized when technological feasibility has been established. For new products, technological feasibility is established when an operative version of the computer software product is completed in the same software language as the product to be ultimately marketed, performs all the major functions planned for the product, and has successfully completed initial customer testing. Technological feasibility for enhancements to an existing product is established when a detail program design is completed. Costs that are capitalized include direct labor and other direct costs. These costs are amortized on a product-by-product basis using the straight-line method over the product’s estimated useful life, between three and five years. Amortization is also computed using the ratio that current revenue for the product bears to the total of current and anticipated future revenue for that product (the revenue curve method). If this revenue curve method results in amortization greater than the amount computed using the straight-line method, amortization is recorded at that greater amount. Our policies to determine when to capitalize software development costs and how much to amortize in a given period require us to make subjective estimates and judgments. If our software products do not achieve the level of market acceptance that we expect and our future revenue estimates for these products change, the amount of amortization that we record may increase compared to prior periods. The amortization of capitalized software development costs is recorded as a cost of revenue. Amortization of capitalized software development costs included in direct costs of services and systems were respectively zero and $1,714 in 2015, $88 and $1,194 in 2014, and $2,527 and $4,939 in 2013. The decrease in capitalized software development cost amortization is due mainly to the 2013 and 2012 write-downs of capitalized software development costs.

Acquired technology is amortized over the product’s estimated useful life based on the valuation procedures performed at the time of the acquisition. Amortization is calculated using the straight-line method or the revenue curve method, whichever is greater.

We also capitalize costs related to software developed or obtained for internal use when management commits to funding the project and the project completes the preliminary project stage. Capitalization of such costs ceases when the project is substantially complete and ready for its intended use. Capitalized software developed for internal use is reported as part of Property and equipment on our Consolidated Balance Sheets.

F-11

During 2013, we recognized a software development cost impairment charge of $9,270 after determining that costs related to our Platforms and Applications reporting unit were not recoverable based on decreased expected revenue from services using the software.

Acquired Intangible Assets. Our acquired intangible assets include assets acquired in 2012 and 2009, with useful lives of five to ten years. We are amortizing these assets using the straight-line method, and have not incurred costs to renew or extend the term of acquired intangible assets.

We evaluate acquired intangible assets when events or changes in circumstances indicate that the carrying values of such assets might not be recoverable. Our review of factors present and the resulting appropriate carrying value of our acquired intangible assets are subject to judgments and estimates by management. Future events such as a significant underperformance relative to historical or projected future operating results, significant changes in the manner of our use of the acquired assets, and significant negative industry or economic trends could cause us to conclude that impairment indicators exist and that our acquired intangible assets might be impaired. In 2013, after adjusting projections for uncertainty at a significant customer, we recorded an impairment charge of $599 to acquired intangible assets related to our Platforms and Applications reporting unit.

Deferred Compensation Plan. We have a non-qualified deferred compensation arrangement to fund certain supplemental executive retirement and deferred income plans. Under the terms of the arrangement, the participants may elect to defer the receipt of a portion of their compensation and each participant directs the manner in which their investments are deemed invested. The funds are held by us in a rabbi trust which includes fixed income funds, equity securities, and money market accounts, or other investments for which there is an active quoted market, and are classified as trading securities. At December 31, 2015 and 2014, funds of $1,199 and $1,282, respectively, were included in Other assets and deferred compensation liabilities of $1,067 in 2015 and $873 in 2014 were included in Other liabilities on the Consolidated Balance Sheets.

Revenue Recognition. We recognize revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) the fee is probable of collection.

Revenue is reported as described below:

Services Revenue. Revenue from hosted and subscriber services consists of monthly recurring service fees and is recognized in the month earned. Maintenance fees are generally collected in advance and recognized ratably over the maintenance period. Services revenue for consulting, training and the design, development, deployment, field support and maintenance of communication systems is generated under time and materials contracts, cost plus fee contracts, or fixed price contracts. Revenue is recognized under time and materials contracts and cost plus fee contracts as billable costs are incurred. Fixed-price service contracts are accounted for using the proportional performance method. These contracts generally allow for monthly billing or billing upon achieving certain specified milestones.

Systems Revenue. We design, develop, and deploy custom communications products, components, and systems. Custom systems typically contain multiple elements, which may include hardware, installation, integration, and product licenses, which are either incidental or provide essential functionality.

We allocate the fees in a multi-element arrangement to each element based on the relative fair value of each element, using vendor-specific objective evidence (“VSOE”) of the fair value of each of the elements, if available. VSOE is generally determined based on the price charged when an element is sold separately. In the absence of VSOE of fair value, the fee is allocated among each element based on third-party evidence (“TPE”) of fair value, which is determined based on competitor pricing for similar deliverables when sold separately. When we are unable to establish fair value using VSOE or TPE, we use estimated selling price (“ESP”) to allocate value to each element. The objective of ESP is to determine the price at which we would transact a sale if the product or service were sold separately. We determine ESP for deliverables by considering multiple factors including, but not limited to, prices we charge for similar offerings, market conditions, competitive landscape, and pricing practices.

Fees from the development and implementation of custom systems are generally performed under time and materials and fixed fee contracts. Revenue is recognized under time and materials contracts and cost plus fee contracts as billable costs are incurred. Fixed-price product delivery contracts are accounted for using the percentage-of-completion or proportional performance method, measured either by total costs incurred as a percentage of total estimated costs at the completion of the contract, or direct labor costs incurred compared to estimated total direct labor costs for projects for which third-party hardware represents a significant portion of the total estimated costs. These contracts generally allow for monthly billing or billing upon achieving certain specified milestones. Any estimated losses under long-term contracts are recognized in their entirety at the date that it becomes probable of occurring. Revenue from hardware sales to monthly subscriber customers is recognized as systems revenue. We have contracts and purchase orders where revenue is recognized at the time products or services are delivered, or when the product is shipped and the risk of the loss is transferred to the buyer, net of discounts.

F-12

Software licenses are generally perpetual licenses for a specified number of users that allow for the purchase of annual maintenance at a specified rate. All fees are recognized as revenue when the four criteria described above are met. For multiple element arrangements that contain only software and software-related elements, we allocate the fees to each element based on the VSOE of fair value of each element. Some systems containing software licenses include a 90-day warranty for defects. We have not incurred significant warranty costs on any software product to date, and no costs are currently accrued upon recording the related revenue.

Revenue generated from our intellectual property consists of patent infringement liabilities, upfront and non-refundable license fees, royalty fees, and sales of our patents. Revenue from upfront and non-refundable payments is recognized when the arrangement is executed. When patent licensing arrangements include royalties for future sales of products using our licensed patented technology, revenue is recognized when earned during the applicable period. Due to the nature of some of the agreements it may be difficult to establish VSOE of separate elements of an agreement, and in these circumstances the appropriate recognition of revenue may require the use of judgment based on the particular facts and circumstances. In all cases, revenue from the licensing of our intellectual property is recognized when all four of the revenue recognition criteria are met, and included in Commercial systems revenue.

When a customer is billed or we receive payment and we have not met all of the criteria for revenue recognition, the billed or paid amount is recorded as deferred revenue on our consolidated balance sheet. As the revenue recognition criteria are met, the deferred amounts are recognized as revenue. We defer direct project costs incurred in certain situations as dictated by authoritative accounting literature. We classify deferred revenue and deferred project costs on the consolidated balance sheet as either current or long-term depending on the expected product delivery dates or service coverage periods. Long-term deferred revenue is included in Other liabilities, and long-term deferred project costs are included in Other assets on our Consolidated Balance Sheets.

Under our contracts with the U.S. Government for both systems and services, contract costs, including the allocated indirect expenses, are subject to audit and adjustment by the Defense Contract Audit Agency. We record revenue under these contracts at estimated net realizable amounts.

Advertising Costs.  Advertising costs are expensed as incurred. Advertising expense totaled $120, $174, and $104 for the years ended December 31, 2015, 2014, and 2013, respectively.

Capitalized Interest.  Total interest incurred, including amortization of deferred financing fees, was $9,148, $9,296, and $11,780, for the years ended December 31, 2015, 2014, and 2013, respectively. Approximately $58, $27, and $115 of total interest incurred was capitalized as a component of software development costs during the years ended December 31, 2015, 2014, and 2013.

Stock-Based Compensation.  We have two stock-based employee compensation plans, which are described more fully in Note 17. Both the incentive stock option plan and the employee stock purchase plan are considered equity plans. The fair values of stock option grants are estimated on the date of grant using a Black-Scholes option-pricing model and expensed on a straight-line basis over the requisite service period of the options, which is generally three to five years. The employee stock purchase plan gives all employees an opportunity to purchase shares of our Class A common stock at a discount of 15% of the fair market value.

Research and Development Expense. We incur research and development costs which are primarily comprised of compensation expenses for engineers engaged in the development and enhancement of software and integrated system products. Research and development cost is expensed as incurred or accounted for as set forth in “Software Development Costs” above.

Income Taxes. We account for income taxes in accordance with ASC 740, Accounting for Income Taxes. Deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using enacted tax rates. Our deferred tax assets consist primarily of net operating loss and tax credit carryforwards as well as deductible temporary differences. Prior to 2008 and since December 31, 2013, we have provided a full valuation allowance for deferred tax assets based on the evaluation that our ability to realize such assets did not meet the criteria of “more likely than not.” We continuously evaluate additional facts representing positive and negative evidence in determining our ability to realize the deferred tax assets.

We record the estimated value of uncertain tax positions by reducing the value of certain tax attributes. We would classify any interest and penalties accrued on any unrecognized tax benefits as a component of the provision for income taxes. There were no interest or penalties recognized in the Consolidated Statements of Operations for the year ended December 31, 2015 and the Consolidated Balance Sheets as of December 31, 2015. We do not currently anticipate that the total amounts of unrecognized tax benefits will significantly increase within the next 12 months. We file income tax returns in U.S. and various state and foreign jurisdictions. As of December 31, 2015, open tax years in the federal and some state jurisdictions date back to 1998, due to the taxing authorities’ ability to adjust operating loss carryforwards.

F-13

The accounting standards require that deferred tax assets be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion of the deferred tax assets will not be realized. This process requires management to make assessments regarding the timing and probability of the ultimate tax impact and to record valuation allowances on deferred tax assets if determined it is more likely than not that the asset will not be realized. Management also establishes reserves for uncertain tax positions based upon management’s judgment regarding potential future challenges to those positions. Actual income taxes could vary from these estimates due to future changes in income tax law, significant changes in the jurisdictions in which the Company operates, our inability to generate sufficient future taxable income or unpredicted results from the final determination of each year’s liability by taxing authorities. These changes could have a significant impact on the Company’s financial position.

Other Comprehensive Income. Other comprehensive income (loss) refers to revenue, expenses, gains and losses that, under GAAP, are included as a component of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of foreign currency translation adjustments, unrealized gains or losses on interest rate hedge and unrealized gains and losses on marketable securities classified as available-for-sale.

Fair Value Measurements. We apply valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flows), and the cost approach (cost to replace the service capacity of an asset or replacement cost) and use a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Observable inputs that reflect the reporting entity’s own assumptions.

Our major categories of financial assets and liabilities subject to fair value measurements, including cash and cash equivalents and marketable securities that are held as available-for-sale, are measured on a recurring basis. Certain assets and liabilities, including long-lived assets, intangible assets and goodwill, are measured at fair value on a non-recurring basis. Additional disclosures regarding our fair value measurements are included in Note 14.

Recent Accounting Pronouncements. In September 2015, the Financial Accounting Standards Board ("FASB") issued new guidance on business combinations to simplify the accounting for measurement-period adjustments. The new guidance requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. Prior to the issuance of the standard, entities were required to retrospectively apply adjustments made to provisional amounts recognized in a business combination. The guidance is effective for annual periods beginning after December 15, 2015, and interim periods within those years. Early adoption is permitted. The amended guidance is not expected to have a material impact on our consolidated financial statements.

In July 2015, the FASB issued new guidance to simplify the subsequent measurement of inventory to be measured at the lower of cost or net realizable value. Prior to the issuance of this standard, inventory was measured at the lower of cost or market. The guidance is effective for annual periods beginning after December 15, 2016, and interim periods within those years. Early adoption is permitted. The amended guidance is not expected to have a material impact on our consolidated financial statements.

In April 2015, the FASB issued new guidance to simplify the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the update. The guidance is effective for annual periods beginning after December 15, 2015, including interim periods within those periods. Early adoption is permitted. The amended guidance is not expected to have a material impact on our consolidated financial statements.

In August 2014, the FASB issued new guidance for presentation of financial statements for going-concern, which addresses when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year after the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The new guidance applies to all entities and is effective for annual periods ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The amended guidance is not expected to have a material impact on our consolidated financial statements.

F-14

In May 2014, the FASB issued new guidance for revenue recognition. The new guidance provides a five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety. The core principle of the new standard is that an entity will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures to enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The guidance provides alternative methods of initial adoption; retrospectively applied to each prior reporting period or a modified retrospective approach, in which the cumulative effect of initially applying this new guidance is recognized at the date of initial application with additional disclosures. In July 2015, the FASB deferred the effective date to January 1, 2018 and is allowing early adoption beginning January 1, 2017. We are currently evaluating the alternative transition methods and the impact that this standard will have on our consolidated financial statements.

2. Net Loss Per Share

Basic net loss per share is based upon the average number of shares of common stock outstanding during the period. Potentially dilutive securities are stock options and restricted stock, discussed in Notes 1 and 17, which are handled in per-share calculations using the treasury-stock method, and convertible notes as discussed in Note 11, which are handled using the “if converted” method.

In 2014, we repurchased the remaining $14,562 of outstanding 4.5% Convertible Senior Notes (“2014 Notes”), after which we had $50,000 of 7.75% Convertible Senior Notes still outstanding. For 2014 and 2013, shares issuable upon conversion of convertible debt at $10.348 per share were excluded from the computation of diluted net income per share because their inclusion would have been anti-dilutive.

For the year ended December 31, 2015, 4,832 shares issuable upon conversion of our 7.75% Convertible Notes were excluded from the computation of diluted net income per share because their inclusion would have been anti-dilutive.

Concurrent with the issuance of the 4.5% Convertible Notes, we entered into convertible note hedge and warrant transactions. Because the Company would have exercised a call option if the market price of our stock exceeded the warrant exercise price of $12.74 per share, the effect of the convertible note hedge, which expired pro rata as the 2014 Notes were repurchased, was excluded from the calculation of diluted earnings per share for the years ended December 31, 2014 and 2013, as the impact was always considered anti-dilutive. The warrants expired in the second quarter of 2015.

Our two classes of common stock (Class A and B) share equally in dividends declared or accumulated and have equal participation rights in undistributed earnings. Additionally, our unvested restricted stock does not contain non-forfeitable rights to dividends and dividend equivalents. As such, unvested shares of restricted stock are not participating securities and our basic and diluted earnings per share are not impacted by the two class method of computing earnings per share.

3. Supplemental Disclosure of Cash Flow Information

The following table presents supplemental disclosure of cash flow information for the years ended December 31:

	2015	2014	2013

Property and equipment acquired under capital lease	$4,707	$2,750	$6,022

Interest paid	$6,550	$8,743	$8,105

Income taxes paid (refunded)	$202	$583	$(497)

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4. Marketable Securities

Available-for-sale marketable securities at December 31, 2015 were:

	Amortized	Gross	Gross	Estimated
	Cost	Unrealized	Unrealized	Fair
	Basis	Gains	Losses	Value
Corporate bonds	$19,006	$—	$(68)	$18,938
Treasury bonds	3,466	—	(9)	3,457
Mortgage-backed and asset-backed securities	2,777	1	(9)	2,769
Agency bonds	802	—	(4)	798
Total marketable securities	$26,051	$1	$(90)	$25,962

The estimated fair values of available-for-sale marketable securities by contractual maturity at December 31, 2015 were:

Fair Value
Due within 1 year or less	$11,328
Due after 1 through 5 years	14,121
Mortgage-backed securities not due in a single maturity date	513
$25,962

Available-for-sale marketable securities at December 31, 2014 were:

	Amortized	Gross	Gross	Estimated
	Cost	Unrealized	Unrealized	Fair
	Basis	Gains	Losses	Value
Corporate bonds	$21,748	$6	$(50)	$21,704
Mortgage-backed and asset-backed securities	1,226	—	(3)	1,223
Agency bonds	300	—	(1)	299
Total marketable securities	$23,274	$6	$(54)	$23,226

The estimated fair values of available-for-sale marketable securities by contractual maturity at December 31, 2014 were:

Fair Value
Due within 1 year or less	$7,483
Due after 1 through 5 years	14,520
Mortgage-backed securities not due in a single maturity date	1,223
$23,226

5. Unbilled Receivables

Unbilled receivables consist of the excess of revenue earned in accordance with generally accepted accounting principles over the amounts billed at contract milestones. Substantially all unbilled receivables are expected to be billed and collected within twelve months.

6. Inventory

Inventory consisted of the following at December 31:

	2015	2014
Component parts	$5,529	$4,848
Finished goods and work-in-progress	1,554	1,405
Total inventory	$7,083	$6,253

In 2015, we recorded a provision for excess and obsolete inventory of $1,189. At December 31, 2015, our reserve for excess and obsolete inventory was $1,708.

F-16

7. Property and Equipment

Property and equipment consisted of the following at December 31:

	2015	2014
Computer equipment	$71,629	$63,378
Computer software	47,969	40,870
Furniture and fixtures	4,252	3,421
Leasehold improvements	6,780	8,312
Land	—	1,000
Vehicles	82	82
Total property and equipment at cost	130,712	117,063
Less: accumulated depreciation and amortization	(95,379)	(83,645)
Net property and equipment	$35,333	$33,418

8. Acquired Intangible Assets, Capitalized Software Development Costs, and Goodwill

Our acquired intangible assets and capitalized software development cost balances consisted of the following:

	December 31, 2015			December 31, 2014
	Gross			Gross
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Acquired intangible assets and capitalized software development costs:
Acquired intangible assets, including customer lists	$31,176	$17,645	$13,531	$31,176	$13,970	$17,206
Capitalized software development costs	9,398	4,787	4,611	7,680	3,072	4,608
Total acquired intangible assets and capitalized software development costs	$40,574	$22,432	$18,142	$38,856	$17,042	$21,814

Estimated future amortization expense:

Year ending December 31, 2016	$5,376
2017	5,343
2018	3,044
2019	2,388
2020	572
Thereafter	1,419
Total estimated future amortization expense	$18,142

Acquired intangibles

The weighted average remaining amortization period for acquired intangible assets, including customer lists and other as well as acquired technology included in software development costs is 2.4 years.

Capitalized software development costs

In 2015, 2014, and 2013 we capitalized $1,718, $1,712, and $1,987, respectively, of software development costs for software projects after the point of technological feasibility had been reached but before the products were available for general release. We routinely update our estimates of the recoverability of the software products that have been capitalized as the basis for evaluating the carrying values and remaining useful lives of the respective assets.

F-17

Goodwill

The balances and changes in amount of goodwill are as follows:

	Commercial	Government
	Segment	Segment	Total
Balance as of December 31, 2013	$58,154	$54,296	$112,450
2013 Impairment charge related to the adjusted fair value of the Platforms and Applications reporting unit	(8,209)	—	(8,209)
Balance as of December 31, 2014 and 2015	$49,945	$54,296	$104,241

We assess goodwill for impairment in the fourth quarter of each year, or sooner should there be an indicator of impairment. We periodically analyze whether any such indicators of impairment exist. Such indicators include a sustained, significant decline in the Company’s stock price and market capitalization, a decline in the Company’s expected future cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition, and/or slower expected growth, among others. For goodwill impairment testing, we have four reporting units. In 2013, we reorganized the Commercial Segment so that one management team is now responsible for all Commercial Platforms & Applications other than the 9-1-1 Safety and Security part of the Commercial Segment. Previously, our Commercial Segment was comprised of Navigation and Other Commercial reporting units. Our two Government Segment reporting units, the Government Solutions Group unit and the Cyber Intelligence unit, remain the same although they are now organized under one management team.

Goodwill balances by reporting unit at December 31:

	2015	2014
Platforms and Applications	$27,912	$27,912
Safety and Security Group	22,033	22,033
Government Solutions Group	26,141	26,141
Cyber Intelligence	28,155	28,155
Total goodwill	$104,241	$104,241

In performing our 2015 and 2014 testing for all of our reporting units, we used a discounted cash flow method as well as a market approach based on observable public comparable company multiples of revenue and earnings before interest, taxes, depreciation, amortization, and amortization of non-cash stock-based compensation (“Adjusted EBITDA”) and weighted the results from the two methods to estimate the reporting units’ fair values.

Our discounted cash flow models are based on our most recent long-range forecast and, for years beyond the forecast, we estimated terminal values based on perpetual cash flow growth rates ranging from 1.0% to 4.0%. The models reflect management’s expectation of future market conditions and expected levels of financial performance for our reporting units, as well as discount rates and estimated terminal values that would be used by market participants in an arms-length transaction. Discount rates used were intended to reflect the risks inherent in the future cash flows of the respective reporting units and were between 13% and 14%.

For the market comparable approaches, we evaluated comparable company public trading values, and valued our reporting units using multiples of Adjusted EBITDA ranging from approximately 5 to 10 times and multiples of revenue ranging from 0.5 to 1.3 times. Comparable company public trading values are based on the market’s view of future industry conditions and the comparable companies’ future financial results. Adverse changes in any of these variables would negatively influence the valuation of our reporting units. It is not possible to determine the impact of such potential adverse changes on the valuation of our reporting units.

Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, the amount and timing of expected future cash flows, as well as relevant comparable company multiples for the market comparable approach and the relevant weighting of the methods utilized. For fiscal 2015 and 2014, all of our reporting units passed the first step of the goodwill impairment testing, indicating no impairment.

Our fourth quarter 2013 impairment testing resulted in the write-down of our Platforms and Applications reporting unit’s goodwill from a carrying value of $36,121 to the estimated fair value of $27,912 at December 31, 2013, resulting in an impairment charge of $8,209. We used a discounted cash flow method to determine the fair value of the goodwill of the Platforms and Applications reporting unit. In performing our 2013 testing for our Safety and Security and Cyber Intelligence reporting units, we used a discounted cash flow method as well as a market approach based on observable public comparable company multiples of Adjusted EBITDA and weighted the results from the two methods to estimate the reporting units’ fair values. For our Government Solutions Group we used only a discounted cash flow method.

F-18

9. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses at December 31 were:

	2015	2014
Accounts payable	$17,030	$22,790
Accrued expenses	24,354	18,809
Total accounts payable and accrued expenses	$41,384	$41,599

Accrued expenses consist primarily of costs incurred for which we have not yet been invoiced, accrued sales taxes, accrued property taxes, and amounts due to our E9-1-1 customers that we have billed and collected from regulating agencies on their behalf under cost recovery arrangements.

10. Line of Credit

We have maintained a line of credit arrangement with our principal bank since 2003. On June 25, 2013, we closed on a new senior secured credit facility, as amended on June 9, 2014 (the “Senior Credit Facility” or “Credit Agreement”), with the Silicon Valley Bank and a syndicate of lenders. The Credit Agreement includes a revolving loan facility (“Revolving Loan Facility”) up to $30,000 through March 31, 2018, unless extended by as provided in the Credit Agreement. The principal amount outstanding under the Revolving Loan Facility is payable prior to or on the maturity date. Interest on the Revolving Loan Facility is payable monthly and accrues at Eurodollar/LIBOR (beginning at L +3.75%) or Alternate Base Rate (“ABR”) (beginning at ABR +2.75%), which may be adjusted as provided in the Credit Agreement.

The Revolving Loan Facility includes two sub-facilities: (i) a $10,000 letter of credit sub-facility pursuant to which the bank may issue letters of credit, and (ii) a $5,000 swingline sub-facility.

As of December 31, 2015, we had no borrowings under the Line of Credit and had approximately $30,000 of unused borrowing availability under our Line of Credit. As of December 31, 2014, we had $5,000 of borrowings outstanding under our Revolving Loan Facility, and we had $25,000 of unused borrowing availability.

11. Long-Term Debt

Long-term debt at December 31 consisted of:

	2015	2014
Senior credit facility	$83,432	$74,567
7.75% Convertible notes due 2018	50,000	50,000
Total long-term debt	133,432	124,567

Less: current portion	(9,203)	(10,049)
Non-current portion of long-term debt	$124,229	$114,518

Aggregate maturities of long-term debt at December 31, 2015 were as follows:

2016	$9,203
2017	7,429
2018	116,800
Total long-term debt	$133,432

Senior credit facilities

Our senior credit facilities under a June 25, 2013 agreement, as amended on June 9, 2014 (the “Senior Credit Facilities” or “Credit Agreement”) include (i) a $56,500 term loan A facility (“Term Loan A Facility”), and (ii) a $43,500 delayed draw term loan facility (“Delayed Draw Term Loan Facility”). The Senior Credit Facilities also include a $25,000 incremental loan arrangement subject to the Company’s future needs and bank approval.

F-19

We borrowed $56,500 under the Term Loan A Facility at closing for (i) repayment of the remaining balance under 2012 Term Loan, which was terminated, (ii) approximately $16,000 for on-going working capital and other general corporate purposes, and (iii) fees and expenses associated with the new facility. On September 30, 2013, we borrowed $10,000 under the Delayed Draw Term Loan Facility and used the proceeds towards the retirement of the 4.5% Convertible Senior Notes, discussed below. On July 23, 2014, we borrowed $3,360 under our Delayed Draw Term Loan Facility and the proceeds were used towards the retirement of a portion of our 4.5% Convertible Senior Notes. On November 3, 2014, we used $11,202 of the Delayed Draw Term Loan Facility to retire the remaining 4.5% Convertible Senior Notes. Under the agreement, $18,938 of the remaining Delayed Draw Term Loan Facility was fully drawn on April 30, 2015 and the proceeds were used for general corporate purposes. The Credit Agreement provided that the banks hold at least $35,000 of the Company’s cash and marketable securities until December 31, 2015.

Additional liquidity is available through the $30,000 Revolving Loan Facility to be used for our on-going working capital and other general corporate purposes. See Line of Credit Note 10.

Loans borrowed under the Term Loan A Facility, the Revolving Loan Facility or the Delayed Draw Term Loan Facility may be borrowed at rates based on the Eurodollar/LIBOR (beginning at L +3.75%) or Alternate Base Rate (ABR) (beginning at ABR +2.75%), which may be adjusted as provided in the Credit Agreement.

The Term Loan A Facility, the Delayed Draw Term Loan Facility, and the Revolving Loan Facility have a maturity date of March 31, 2018, unless extended as provided in the Credit Agreement. The Term Loan A and Delayed Draw facilities are payable in quarterly installments on the first day of each quarter beginning October 1, 2013. We made $416 of scheduled principal payments on the Term Loan A and Delayed Draw facilities in 2013, $2,045 in 2014, and $4,145 in 2015. Scheduled quarterly amortization of $1,143 is payable in each of the first three quarters of 2016, increasing to $1,714 in the fourth quarter of 2016 and to $2,286 in the fourth quarter of 2017, with the remaining principal due at maturity. The Senior Credit Facilities are also subject to mandatory repayments from excess cash flow and other sources, such as net cash proceeds of debt or equity issuances, asset sales, casualty insurance claims and other recovery events, as described in the Credit Agreement. In 2015 and 2014, a mandatory repayment of $5,929 and $3,859, respectively, was made as defined. Based on 2015 excess cash flow as defined, the Company will make a mandatory repayment of $4,060 in the first quarter of 2016.

The Senior Credit Facilities are secured by substantially all of the Company’s tangible and intangible assets, including intellectual property. The Credit Agreement contains customary representations and warranties of the Company and customary covenants and events of default. Availability under the Revolving Loan Facility and the Delayed Draw Term Loan Facility is subject to certain conditions, including the continued accuracy of the Company’s representations and warranties and compliance with covenants. During the continuance of an event of default, at the request of the required lenders, all outstanding loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus 2%, and shall be payable from time to time on demand.

Interest Rate Hedging Activities

In August 2014, we entered into an interest rate swap agreement with our principal bank to reduce the variability of interest expense due to fluctuations in market interest rates. Its $32,094 initial notional amount represents about half of the outstanding balances of the floating rate Term Loan A and Delayed Term Loan Facilities. The interest rate swap results in a fixed rate of 5.165% on the notional amount of the swap until its June 25, 2018 maturity. The notional amount of the swap will change over time to reflect approximately 50% of the outstanding expected Senior Credit Facility balances; interest rate re-set and interest rate payment dates mirror those of the underlying Senior Credit Facilities. The swap is expected to offset changes in expected cash flows due to fluctuations in the one month LIBOR rate over the term of the hedge. The interest rate swap fair value as of December 31, 2015 and 2014 was a liability of $247 and $240, respectively. For the year ended December 31, 2015 and for the three months ended December 31, 2014, the hedge was highly effective and no gains or losses were recognized in earnings.

7.75% Convertible notes

On May 8, 2013, we completed privately-negotiated exchange agreements with noteholders under which we retired $50,000 of our outstanding 4.5% Convertible Senior Notes due 2014 issued in 2009 (the “2014 Notes”) in exchange for $50,000 of new 7.75% Convertible Senior Notes due 2018 (the “2018 Notes”).

The 2018 Notes were issued pursuant to an indenture, dated as of May 8, 2013 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). We offered the 2018 Notes to certain holders of the 2014 Notes in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The 2018 Notes bear interest at 7.75% per year, payable semiannually in arrears in cash on June 30 and December 30 of each year, beginning on December 30, 2013. The 2018 Notes are TCS’s senior unsecured obligations and rank equally with all of its present and future senior unsecured debt and senior to any future subordinated debts and will be effectively subordinate to all of TCS’s present and future secured debt to the extent of the collateral securing that debt.

F-20

Holders may convert the 2018 Notes at their option on any day prior to the close of business on the second “scheduled trading day” (as defined in the Indenture) immediately preceding June 30, 2018. The conversion rate will initially be 96.637 shares of Class A common stock per $1 (one thousand) principal amount of 2018 Notes, equivalent to an initial conversion price of $10.348 per share of Class A common stock, which is the same conversion price as the 2014 Notes. Shares of the Company’s Class A common stock into which the 2018 Notes are convertible have been reserved for issuance by the Company. We may redeem some or all of the 2018 Notes at any time on or after June 30, 2014 at the redemption prices set forth in the Indenture plus accrued and unpaid interest to the redemption date. In addition, subject to certain exceptions, holders may require us to repurchase, for cash, all or part of their 2018 Notes upon a “fundamental change” (as defined in the Indenture) at a price equal to the purchase prices set forth in the Indenture, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the 2018 Notes then outstanding may declare the entire principal amount of all the 2018 Notes plus accrued interest, if any, to be immediately due and payable.

4.5% Convertible notes

In 2009, we sold $103,500 aggregate principal amount of 4.5% Convertible Senior Notes due 2014, which have now been fully retired.

During the fourth quarter of 2012, we repurchased $10,000 of the outstanding 2014 Notes, plus accrued and unpaid interest and recorded a gain of $431 gain on the retirement. During the second half of 2013, we repurchased an additional $28,938 of the outstanding 2014 Notes and recorded a loss of $178 on the retirement including transaction costs. On May 8, 2013, we retired $50,000 in aggregate principal of these 2014 Notes, in exchange for $50,000 of new 7.75% Convertible Senior Notes due 2018, as discussed above. During 2014, we repurchased the remaining $14,562 balance of the 2014 Notes.

Concurrent with the issuance of the 2014 Notes, we entered into convertible note hedge transactions and warrant transactions, that were expected to reduce the potential dilution associated with the conversion of the 2014 Notes. All such arrangements have expired with no financial impact beyond the initial cost. The cost of the convertible note hedge transactions to the Company was approximately $23,800, and was accounted for as an equity transaction in accordance with ASC 815-40, Contracts in Entity’s own Equity. The Company received proceeds of approximately $13,000 related to the sale of the warrants, which has also been classified as equity as the warrants meet the classification criteria under ASC 815-40-25, in which the warrants and the convertible note hedge transactions require settlements in shares and provide the Company with the choice of a net cash or common shares settlement. As the convertible note hedge and warrants are indexed to our common stock, we recognized them in permanent equity in Additional paid-in capital, and will not recognize subsequent changes in fair value as long as the instruments remain classified as equity. The note hedge transaction expired pro rata as the 2014 Notes were repurchased, and the warrants, which expired in 2015, were not affected by the retirements of the 2014 Notes.

Promissory notes payable to microDATA sellers

In July, 2012, we issued $14,250 in 6% promissory notes as part of the consideration for our acquisition of microDATA. The remaining outstanding balance of $4,750 was paid in accordance with the note terms on June 30, 2014.

12. Capital Leases

We lease certain equipment under capital leases. Property and equipment included the following amounts for capital leases at December 31:

	2015	2014
Computer equipment	$16,881	$16,764
Computer software	2,917	3,036
Furniture and fixtures	41	41
Leasehold improvements	16	42
Total property and equipment under capital lease at cost	19,855	19,883
Less: accumulated depreciation and amortization	(8,546)	(8,702)
Net property and equipment under capital lease	$11,309	$11,181

Capital leases are collateralized by the leased assets. Our capital leases generally contain provisions whereby we can purchase the equipment at the end of the lease for a one dollar buyout. Amortization of leased assets is included in depreciation and amortization expense.

F-21

Future minimum payments under capital lease obligations consisted of the following at December 31, 2015:

2016	$4,380
2017	3,289
2018	1,871
2019	957
2020	22
Total minimum lease payments	10,519
Less: amounts representing interest	(786)
Present value of net minimum lease payments (including current portion of $3,963)	$9,733

13. Common Stock

Our Class A common stockholders are entitled to one vote for each share of stock held for all matters submitted to a vote of stockholders. Our Class B stockholders are entitled to three votes for each share owned.

14. Fair Value Measurements

Our assets and liabilities subject to fair value measurements on a recurring basis and the required disclosures are:

	Fair	Fair Value Measurements
	Value	Using Fair Value Hierarchy
At December 31, 2015	Total	Level 1	Level 2
Assets:
Cash and cash equivalents	$25,076	$25,076	$—
Corporate bonds	18,938	18,938	—
Treasury bonds	3,457	3,457	—
Mortgage-backed and asset-backed securities	2,769	2,769	—
Agency bonds	798	798	—
Marketable securities	25,962	25,962	—
Deferred compensation plan investments	1,199	1,199	—
Assets at fair value	$52,237	$52,237	$—
Liabilities:
Interest rate swap	$247	$—	$247
Deferred compensation	1,067	1,067	—
Liabilities at fair value	$1,314	$1,067	$247

	Fair	Fair Value Measurements
	Value	Using Fair Value Hierarchy
At December 31, 2014	Total	Level 1	Level 2
Assets:
Cash and cash equivalents	$26,922	$26,922	$—
Corporate bonds	21,704	21,704	—
Mortgage-backed and asset-backed securities	1,223	1,223	—
Agency bonds	299	299	—
Marketable securities	23,226	23,226	—
Deferred compensation plan investments	1,282	1,282	—
Assets at fair value	$51,430	$51,430	$—
Liabilities:
Interest rate swap	$240	$—	$240
Deferred compensation	873	873	—
Liabilities at fair value	$1,113	$873	$240

The carrying values of financial instruments, including accounts receivable, unbilled receivables, and accounts payable, approximate their fair values due to their short-term maturities. No assets or liabilities at December 31, 2015 or 2014 were subject to fair value measurements using Level 3 inputs.

F-22

We hold marketable securities that are investment grade and are classified as available-for-sale. The securities include corporate bonds, agency bonds, mortgage and asset-backed securities that are carried at fair value based on quoted market prices; see Note 4.

We hold trading securities as part of a rabbi trust to fund supplemental executive retirement plans and deferred income plans. The funds held are all managed by a third party and include fixed income funds, equity securities, money market accounts, or other investments for which there is an active quoted market. The related deferred compensation liabilities are valued based on the underlying investment selections in each participant’s account.

The interest rate swap was valued based on forward curves observable in the market, using Level 2 inputs; see Note 11. The effectiveness of the interest rate swap is computed by comparing the present value of the cumulative change in the expected future cash flows of the variable leg of the swap and the present value of the cumulative change in the expected future variable interest payments designated in the hedging relationship.

Assets and liabilities that are measured at fair value on a non-recurring basis include long-lived assets, intangible assets, and goodwill. These items are recognized at fair value when they are considered to be other than temporarily impaired using significant unobservable inputs (Level 3).

Long-term debt, excluding leases, consists of borrowings under a commercial bank term loan agreement, 7.75% convertible senior notes, and promissory notes; see Note 11. The long-term debt, excluding leases, is currently reported at the borrowed amount outstanding. At December 31, 2015, the estimated fair value of the long-term debt, excluding leases, was approximately $134,000 versus a carrying value of $133,432. At December 31, 2014, the fair value of long-term debt, excluding leases, was approximately $123,000 versus a carrying value of $124,567. The estimated fair value is based on a market approach using quoted market prices or current market rates for similar debt with approximately the same remaining maturities, where possible.

There were no transfers in or out of Level 1, 2, or 3 (as defined in Note 1) during the year ended December 31, 2015.

15. Income Taxes

Our income tax provisions for the years ended December 31 were:

	2015	2014	2013
Current:
Federal	$246	$(2)	$32
Foreign	176	154	300
State	527	51	228
Total current	949	203	560

Deferred:
Federal	1,590	4,043	12,953
Foreign	(226)	—	(87)
State	(534)	(717)	3,165
Total deferred	830	3,326	16,031
Total provision for income taxes	$1,779	$3,529	$16,591

F-23

Deferred tax assets and liabilities at December 31 were:

	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$2,654	$4,874
Research and development tax credit carryforwards	8,248	9,329
Stock-based compensation expense	5,433	6,263
Deferred revenue	9,735	8,551
Reserves and accrued expenses	3,618	2,113
Alternative minimum tax credit	1,770	2,250
Goodwill and intangibles	2,309	3,905
Deferred compensation	49	157
Deferred financing fees	315	433
Other	3,818	1,346
Total deferred tax assets	37,949	39,221

Deferred tax liabilities:
Capitalized software development costs	(4,583)	(3,999)
Cash to accrual adjustment	(86)	(132)
Depreciation and amortization	(1,647)	(3,751)
Total deferred tax liabilities	(6,316)	(7,882)
Net deferred tax asset before valuation allowance	31,633	31,339
Valuation allowance for deferred tax assets	(36,019)	(34,895)
Net deferred tax liability	$(4,386)	$(3,556)

We account for income taxes using the asset and liability approach. Deferred tax assets and liabilities are determined based upon differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Net deferred tax assets are recorded when it is more likely than not that the tax benefits will be realized. In accordance with ASC 740, in 2013 we determined that recent losses were significant evidence of the need for a valuation allowance on our deferred tax assets and that near-term full realization of these assets was not more likely than not. As of 2014 and 2015, the valuation allowance amounts are $34,895 and $36,019 respectively. For 2014 and 2015, a valuation allowance is needed against all deferred tax assets except those state deferred tax assets of affiliates that file separate state tax returns. There is a net deferred tax liability because of tax deductible goodwill from asset acquisitions which cannot be assumed to reverse and offset deductible temporary differences and thus cannot be considered a source of future taxable income for valuation allowance purposes. However, as noted below, our deferred tax assets have expiry dates many years into the future, and we expect to be able to use these assets to offset prospective tax liabilities. For the year ended December 31, 2015, we early adopted ASU 2015-17 which requires deferred tax assets and liabilities to be classified as noncurrent in a classified statement of financial position. As such, we reclassified our deferred tax assets and liabilities, including the naked credit deferred tax liability to the noncurrent section of our Consolidated Balance Sheet at December 31, 2015.

At December 31, 2015, we had $3,806 of U.S. federal net operating loss carryforwards reflected in deferred tax assets plus $4,282 of net operating loss carryforwards from excess tax benefits related to stock-based compensation which will be recognized as an increase to additional paid in capital, when the benefit is realized through a reduction of income taxes payable. Of the total $8,088 loss carryforwards, $3,806 is the remaining net operating loss carryforwards acquired with Xypoint in 2001, usable at the rate of $1,401 per year, and which will begin to expire in 2021 if unused at that time. The remaining $4,282 of U.S. federal net operating loss carryforwards which were generated in 2007 and 2013 will begin to expire in 2027 and 2033.The timing and manner in which we may utilize net operating loss carryforwards and tax credits in future tax years will be limited by the amounts and timing of future taxable income and by the application of the ownership change rules under Section 382 of the Internal Revenue Code.

We have state net operating loss carryforwards available which expire through 2027, utilization of which will be limited in a manner similar to the federal net operating loss carryforwards. At December 31, 2015, we had federal alternative minimum tax credit carryforwards of $1,770, which are available to offset future regular federal taxes. Federal research and development credits of approximately $8,248 will begin to expire in 2019.

F-24

Reconciliations of the reported income tax provision to the amount that would result by applying the 35% U.S. federal statutory rate to the income for the years ended December 31 follow:

	2015		2014		2013
Income tax expense (benefit) at statutory rate	$(1,271)	35.0%	$629	35.0%	$(14,702)	35.0%
Goodwill impairment charge	—	—	—	—	1,758	(4.2)%
Change in valuation allowance	1,089	(30.0)%	4,886	271.7%	30,284	(72.1)%
Nondeductible stock-based compensation expense	439	(12.1)%	1,039	57.8%	1,258	(3.0)%
Research and development tax credit	(500)	13.8%	(496)	(27.6)%	(639)	1.5%
State income tax expense (benefit)	283	(7.8)%	(322)	(17.9)%	(692)	1.7%
Original issue discount amortization	—	—	(241)	(13.4)%	(2,993)	7.1%
Other(1)	1,739	(47.9)%	(1,966)	(109.4)%	2,317	(5.5)%
Income tax provision	$1,779	(49.0)%	$3,529	196.2%	$16,591	(39.5)%

(1)	Included in 2015 are $1,289 of amortization for identified intangibles, $621 of nondeductible officers compensation, $239 of other permanent adjustments, $235 of foreign taxes, offset by $645 of other.

We do not currently anticipate that the total amounts of unrecognized tax benefits will significantly increase within the next 12 months. We record the estimated value of uncertain tax positions by adjusting the value of certain tax assets.

The following table summarizes the 2015 and 2014 activity related to the unrecognized tax benefits (excluding interest, penalties and related tax carryforwards):

Balance at December 31, 2013	4,780
Increases related to prior year tax positions	52
Decreases related to prior year tax positions	(415)
Increases related to current year tax positions	165
Balance at December 31, 2014	$4,582
Increases related to prior year tax positions	110
Decreases related to prior year tax positions	(973)
Increases related to current year tax positions	136
Balance at December 31, 2015	$3,855

If the Company’s positions are sustained by the taxing authority in favor of the Company, $3,855 (excluding interest and penalties) of uncertain tax positions would favorably impact the effective tax rate. Our policy is to classify any interest and penalties accrued on any unrecognized tax positions as a component of the provision for income taxes. There were no interest or penalties recognized in the Consolidated Statements of Operations for the year ended December 31, 2015.

We file income tax returns in the U.S. and various state and foreign jurisdictions. As of December 31, 2015, open tax years in the federal and some state jurisdictions date back to 1998, due to the taxing authorities’ ability to adjust operating loss and credit carryforwards.

16. Employee Retirement Plan

The Company’s 401(k) plan covers defined employees who meet established eligibility requirements. Company contributions matched 40% of employee deferrals in 2012 through August 2013, at which time the employer match was temporarily suspended. Matching resumed at a 25% rate in July 2014. Company discretionary matching contributions were $1,399, $71, and $1,868, for the years ended December 31, 2015, 2014, and 2013, respectively.

17. Stock-based Compensation Plans

We maintain two stock-based compensation plans: a stock incentive plan and an employee stock purchase plan.

F-25

Stock Incentive Plan. We maintain a stock incentive plan that is administered by the Compensation Committee of our Board of Directors. Options granted under the plan vest over periods ranging from one to five years and expire ten years from the date of grant. Under the plans, we may grant certain employees, directors and consultants options to purchase common stock, stock appreciation rights and restricted stock units. Options are rights to purchase our common stock at the fair market value on the date of the grant. Stock appreciation rights are equity settled share-based compensation arrangements whereby the number of shares that will ultimately be issued is based upon the appreciation of our common stock and the number of awards granted to an individual. Restricted stock units are equity settled share-based compensation arrangements of a number of share of our common stock. Restricted stock unit holders do not have voting rights until the restrictions lapse.

We recognize compensation expense net of estimated forfeitures over the requisite service period, which is generally the vesting period of five years. We estimate the fair value of each stock option award on the date of grant using the Black-Scholes option-pricing model. Expected volatilities are based on historical volatility of our stock. We estimate forfeitures based on historical experience and the expected term of the options granted are derived from historical data on employee exercises. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. We have not paid and do not anticipate paying dividends in the near future.

Our assumptions in calculating the fair value of our stock options using Black-Scholes for the years ended December 31 were as follows:

	2015	2014	2013
Expected file (in years)	5.5	5.5	5.5
Risk-free interest rate (%)	1.4%-1.8%	1.5%-1.9%	1%-1.5%
Volatility (%)	53%-54%	55%-62%	63%-64%
Dividend yield (%)	0%	0%	0%

A summary of stock option activity and related information follows (all share amounts in thousands):

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($000)
Outstanding at December 31, 2014	15,601	$4.00
Granted	3,413	3.52
Exercised	(1,856)	2.71
Expired	(474)	5.71
Forfeited	(1,492)	3.17
Outstanding, December 31, 2015	15,192	$4.08	5.2	$22,307
Exercisable, December 31, 2015	10,120	$4.56	3.5	$12,958
Vested and expected to vest, December 31, 2015	14,108	$4.16	4.9	$20,293

Exercise prices for options outstanding at December 31, 2015 were as follows (all share amounts in thousands):

Exercise Prices	Options Outstanding	Weighted- Average Exercise Prices of Options Outstanding	Weighted- Average Remaining Contractual Life of Options Outstanding (years)	Options Vested and Exercisable	Weighted- Average Exercise Prices of Options Vested and Exercisable	Weighted- Average Remaining Contractual Life of Options Vested and Exercisable (years)
$1.39 - $2.20	243	$1.48	6.5	162	$1.48	6.5
$2.21 - $3.33	6,758	$2.71	5.3	4,311	$2.74	3.6
$3.46 - $6.77	5,559	$3.88	5.9	3,015	$4.08	3.1
$7.20 - $9.86	2,632	$8.28	3.4	2,632	$8.28	3.4
Total end of year	15,192			10,120

F-26

The weighted average grant date fair value of options granted during the years 2015, 2014, and 2013 was $1.73, $1.41, and $1.33, respectively. The total intrinsic value of options exercised during the years ended December 31, 2015, 2014, and 2013, was $2,005, $186, and $60, respectively. The total fair value of shares vested during the years ended December 31, 2015, 2014, and 2013, was $2,469, $3,816, and $5,948, respectively. As of December 31, 2015, we estimate that we will recognize $5,000 in expense for outstanding, unvested options over their weighted average remaining vesting period of three years.

A summary of restricted stock activity follows (all share amounts in thousands):

	Nonvested Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2014	1,965	$2.40
Granted	609	3.55
Vested	(1,230)	2.54
Forfeited	(191)	2.75
Nonvested at December 31, 2015	1,153	$2.81

The restrictions expire at the end of one year for directors and expire in annual increments over two and three years for employees and executives, respectively, conditional on continued employment. The fair value of the restricted stock on the date of issuance is recognized as non-cash stock based compensation expense, net of forfeiture adjustments, over the period over which the restrictions expire. The total fair value of restricted stock of shares vested during the years ended December 31, 2015, 2014, and 2013 was $4,357, $2,510, and $1,959. We recognized $2,478, $2,907, and $2,589 of non-cash stock compensation expense related to these grants for the years ended December 31, 2015, 2014, and 2013, respectively. We expect to record future stock compensation expense of $2,000 as a result of these restricted stock grants that will be recognized over the remaining vesting period.

Employee Stock Purchase Plan. We have an employee stock purchase plan (the Plan) that gives all employees an opportunity to purchase shares of our Class A Common Stock. The Plan allows for the purchase of 4,384 shares of our Class A Common Stock at a discount of 15% of the fair market value. The discount of 15% is calculated based on the average daily share price on either the first or the last day of each quarterly enrollment period, whichever date is more favorable to the employee. Option periods are three months in duration. As of December 31, 2015, 2,707 shares of Class A Common Stock have been issued under the Plan. The Plan will continue until the earlier of termination by the board of directors or the date on which all of the shares available for issuance under the plan have been issued. Compensation expense related to the Employee Stock Purchase Plan was $96 and $107 for the years ended December 31, 2015 and 2014, respectively. We did not recognize any compensation expense related to the Employee Stock Purchase Plan in 2013.

As of December 31, 2015, the shares of Class A Common Stock reserved for future issuance are:

Convertible notes	4,832
Outstanding stock options	15,192
For B to A conversion	4,801
Shares available for grant	2,175
Total shares restricted for future use	27,000

Non-cash stock based compensation expense was included in the following income statement captions for the years ended December 31:

	2015	2014	2013
Direct costs of revenue	$3,263	$3,602	$4,802
Research and development expenses	863	1,244	1,106
Sales and marketing expense	373	278	513
General and administrative expense	541	425	615
Total non-cash stock compensation expense	$5,040	$5,549	$7,036

F-27

18. Operating Leases

We lease office space and equipment under non-cancelable operating leases that expire on various dates through 2022. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following at December 31, 2015:

2016	$5,898
2017	5,750
2018	3,419
2019	2,936
2020	2,024
Beyond	3,567
Total operating lease obligations	$23,594

Our leases include offices in Annapolis, Maryland under a lease expiring in July 2019, office space in Hanover, Maryland under a lease expiring August 2017, a facility in Seattle, Washington under a lease expiring in October 2017, and a production facility in Tampa, Florida under a lease expiring in December 2022.

We also lease office space in Aliso Viejo, California under a lease expiring in December 2017, a facility near Atlanta, Georgia under a lease expiring August 2020, a facility in Richardson, Texas under a lease expiring July 2020, a facility in North Wollongong, Australia under a lease expiring April 2017 and office space in Torrance, California under a lease expiring January 2018. As a result of the 2012 acquisition of microDATA, we lease office space in Danville, Vermont under a lease expiring June 2017 and office space in Greenwood Village, Colorado under a lease expiring May 2020. Future payments on all of our leases are estimated including the minimum future rent escalations, if any, stipulated in the respective agreements.

Rent expense was $6,370, $6,556 and $7,634 for 2015, 2014, and 2013, respectively.

19. Concentrations of Credit Risk and Major Customers

Financial instruments that potentially subject us to concentrations of credit risk consist of accounts receivable and unbilled receivables. Customers that comprised 10% or more of our revenue, accounts receivable and unbilled receivables are as follows:

Percentage of total revenue for the year ended December 31:

Customer	Segment	2015	2014	2013
U.S. Government agencies and departments	Government	18%	22%	32%
Verizon Wireless (various divisions, directly and through channel)	Commercial	12%	16%	16%
AT&T (various divisions)	Commercial	10%	< 10%	< 10%

Percentage of receivables (billed and unbilled) as of December 31:

Customer	Segment	2015	2014
U.S. Government agencies and departments	Government	23%	31%
Verizon Wireless (various divisions, directly and through channel)	Commercial	10%	15%
AT&T (various divisions)	Commercial	11%	<10%

As of December 31, 2015, our total exposure to credit risk from the above commercial customers was $25,195. As of December 31, 2014, our exposure to such risks was $22,908. We did not experience significant losses from amounts due to us by any customers for the years ended December 31, 2015 or 2014.

20. Geographic and Business Segment Information

For 2015, 2014, and 2013 respectively, our revenue includes $42,174, $40,666, and $38,220 of revenue generated from customers outside of the United States.

Our two reporting segments are the Commercial Segment and the Government Segment.

F-28

Commercial Segment: We are one of two leading companies that enable 9-1-1 call delivery via cellular, VoIP, and next generation technology. Other TCS hosted and managed services include cellular network and device platforms and applications for text messaging and location-based services. We are also engaged in patent monetization activity which is included in this segment. Commercial Segment customers include wireless network operators, VoIP service providers, wireless device manufacturers, automotive industry suppliers, and state and local governments.

Government Segment: We provide government solutions to U.S. Department of Defense agencies including cybersecurity services, support, and training and “C4ISR” solutions, wireless ground terminals, hardened aerospace and defense components and related support, management and resale of satellite bandwidth, and information technology outsource services.

Management evaluates segment performance based on gross profit and all revenues reported below are from external customers. We do not maintain information regarding segment assets. Accordingly, asset information by reportable segment is not presented. Included in total revenue in our Commercial Segment for 2015 is $4,100 related to certain patent infringement agreements, one of which resulted in the receipt of a $3,950 one-time intellectual property fee.

The following tables set forth the results of our reportable segments and a reconciliation of segment gross profit to net loss for the years ended December 31:

	2015			2014			2013
	Comm.	Gvmt	Total	Comm.	Gvmt	Total	Comm.	Gvmt	Total
Revenue
Services	$147,490	$93,649	$241,139	$154,388	$106,359	$260,747	$150,311	$131,078	$281,389
Systems	33,226	89,988	123,214	25,114	73,976	99,090	19,749	61,153	80,902
Total revenue	180,716	183,637	364,353	179,502	180,335	359,837	170,060	192,231	362,291
Direct costs of revenue
Direct cost of services	62,174	77,169	139,343	60,241	81,990	142,231	63,984	92,301	156,285
Direct cost of systems	17,102	70,175	87,277	12,461	57,579	70,040	16,593	50,445	67,038
Total direct cost of revenue	79,276	147,344	226,620	72,702	139,569	212,271	80,577	142,746	223,323
Gross profit
Services gross profit	85,316	16,480	101,796	94,147	24,369	118,516	86,327	38,777	125,104
Systems gross profit	16,124	19,813	35,937	12,653	16,397	29,050	3,156	10,708	13,864
Total gross profit	$101,440	$36,293	$137,733	$106,800	$40,766	$147,566	$89,483	$49,485	$138,968

	2015	2014	2013
Total segment gross profit	$137,733	$147,566	$138,968
Research and development expense	(33,348)	(41,723)	(34,308)
Sales and marketing expense	(24,762)	(25,994)	(28,495)
General and administrative expense	(58,959)	(50,820)	(54,689)
Depreciation and amortization of property and equipment	(12,264)	(13,032)	(14,853)
Amortization of acquired intangible assets	(3,675)	(3,797)	(4,570)
Impairment of goodwill and long-lived assets	—	—	(31,977)
Interest expense	(8,461)	(8,264)	(8,262)
Amortization of deferred finance fees	(629)	(1,005)	(3,403)
Loss on early retirement of debt	—	—	(178)
Other income (expense), net	734	(1,133)	(239)
Net (loss) income before income taxes	(3,631)	1,798	(42,006)
Income tax expense	(1,779)	(3,529)	(16,591)
Net loss	$(5,410)	$(1,731)	$(58,597)

F-29

21. Commitments and Contingencies

The Company is involved with various matters and disputes related to intellectual property, contracts, tax contingencies and acquisition related litigation. The Company cannot predict the outcome of all of these matters and the resolutions could have a material effect on its consolidated results of operations, financial position, or cash flows. The Company’s assessments are based on estimates and assumptions that have been deemed reasonable by management, but that may prove to be incomplete or inaccurate, and unanticipated events and circumstances may occur that might cause the Company to change those estimates and assumptions. Therefore, it is possible that an unfavorable resolution of one or more of these matters could have a material adverse effect on the Company’s consolidated financial statements in a future fiscal period. These matters are discussed further below.

Intellectual Property Related Matters - In the ordinary course of business, we include indemnification provisions in certain of our customer contracts. Pursuant to these agreements, we have agreed to indemnify, hold harmless and reimburse the indemnified party for losses suffered or incurred by the indemnified party, including but not limited to losses related to third-party intellectual property claims. Some customers seek indemnification under their contractual arrangements with the Company for claims and other costs associated with defending lawsuits alleging infringement of patents through their use of our products and services, and the use of our products and services in combination with products and services of other vendors. In some cases we have agreed to assume the defense of the case. In others, the Company will negotiate with these customers in good faith because the Company believes its technology does not infringe the cited patents and due to specific clauses within the customer contractual arrangements that may or may not give rise to an indemnification obligation. It is not possible to determine the maximum potential amount the Company may spend under these agreements due to the unique facts and circumstances involved in each particular agreement. We are currently a party to a number of legal proceedings, including lawsuits relating to customers seeking indemnification under contractual arrangements for claims and other costs associated with defending lawsuits alleging infringement of patents through their use of our products and services, including in combination with products and services of other vendors. We believe that it is probable that we will incur a loss related to these matters and; although we are unable to predict the effects of these legal proceedings on our financial condition, results of operations, or cash flows, we accrued $4,500 in fiscal 2015 related to the infringement lawsuits and the contract dispute lawsuits described below:

•	In December 2009, Vehicle IP, LLC, or Vehicle IP, filed a patent infringement lawsuit in the U.S. District Court for the District of Delaware, seeking monetary damages, fees and expenses and other relief from, among others, our customer Verizon Wireless, or Verizon, based on the VZ Navigator product, and TCS is defending Verizon against Vehicle IP. In 2013, the District Court granted the defendants’ motion for summary judgment on the basis that the products in question did not infringe plaintiff’s patent. Plaintiff appealed that decision and, in 2014, the U.S. Court of Appeals for the Federal Circuit reversed the district court's claim construction, overturned the district court's grant of summary judgment of noninfringement, and remanded the case for further proceedings. Fact discovery in the case is substantially complete and, currently, expert discovery is expected to close in late May 2016 and trial is scheduled to begin in February 2017.

•	In August 2014, TracBeam, LLC, or TracBeam, brought a patent infringement lawsuit in the U.S. District Court for the Eastern District of Texas seeking monetary damages, fees and expenses and other relief from, among others, TCS’s customers T-Mobile US, Inc. and T-Mobile USA, Inc., or, together, T-Mobile, based on the defendants’ E9-1-1 service and locator products, and TCS is defending T-Mobile against TracBeam. In August 2015, T-Mobile and a co-defendant filed petitions for Inter Partes Review challenging TracBeam’s patents in the Patent Trial and Appeal Board and subsequently moved to stay the District Court case pending resolution of the Inter Partes Review. That motion is pending. Fact discovery was concluded in March 2016, and expert discovery is scheduled to be concluded in June 2016, with trial scheduled for September 2016.

•	In 2012, CallWave Communication LLC, or CallWave, brought a patent infringement lawsuit in the U.S. District Court for the District of Delaware seeking monetary damages, fees and expenses and other relief from, among others, Verizon Wireless, or Verizon, based on the defendants’ VZ Family Locator and VZ Navigator, and TCS has agreed to indemnify Verizon with respect to one patent of plaintiff that implicates a TCS product. Currently, a motion to dismiss the complaint on grounds that the asserted patent claims unpatentable subject matter and is therefore invalid is pending before the court. It is anticipated that fact discovery is likely to conclude in June 2016 and that expert discovery, dispositive motions and a trial date will follow later in 2016.

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Contract Dispute - In August 2015, IP Cube Partners Co. Ltd., or IP Cube, brought a lawsuit in the U.S. District Court for the Southern District of New York seeking damages based on TCS’s alleged breach of contract and fraudulent representation in connection with the sale by TCS to IP Cube in 2012 of two patents for $2,300. In September 2015, TCS moved to dismiss the case and that motion is pending before the court. Discovery commenced in December 2015 and is expected to close in May 2016. Expert discovery is anticipated to close in June 2016, with a trial anticipated to begin in the fall of 2016.

Tax Contingencies - The application and interpretation of applicable state and local sales and other tax laws to certain of our service and system offerings in certain jurisdictions is uncertain. In accordance with generally accepted accounting principles, the Company makes a provision for a liability for taxes when it is both probable that the liability has been incurred and the amount of the liability or range of liability can be reasonably estimated. These provisions are reviewed at least quarterly and adjusted if necessary. At December 31, 2015, the Company is subject to ongoing state and local tax audits by the Washington State Department of Revenue and the City of Seattle. As this and other tax audits progress in the normal course of business, the Company will review and adjust a provision for any estimated liability as appropriate.

Acquisition-Related Litigation - On December 9, 2015, a putative class action, Stanley Magee v. TeleCommunication Systems, Inc., was commenced by the filing of a complaint in Maryland state court, in the Circuit Court for Anne Arundel County, against TCS, members of the TCS Board of Directors, Comtech and a wholly owned subsidiary of Comtech formed to effect the Acquisition, Typhoon Acquisition Corp. (“Acquisition Corp.”). Three other complaints were filed on December 15, 2015: James Morakis v. TeleCommunication Systems, Inc., in the same Circuit Court; and Rafal Sawicz v. TeleCommunication Systems, Inc., and Wesley Shaffron v. TeleCommunication Systems, Inc., both filed in Maryland state court in the Circuit Court for Baltimore County. All of the complaints raise similar putative class claims against TCS, members of the TCS Board, Comtech and Acquisition Corp., in challenging (i) the process undertaken by TCS leading up to the Agreement and Plan of Merger (the “Merger Agreement”), dated November 22, 2015, among TCS, Comtech and Acquisition Corp., (ii) the consideration to be received by TCS stockholders and (iii) the disclosures made in connection with the tender offer made pursuant to the Merger Agreement.  In the actions brought in Baltimore City, the defendants moved to dismiss the complaints and the plaintiffs moved for a preliminary injunction against completion of the Acquisition. On March 22, 2016 the court granted defendants’ motion, dismissing, with prejudice and without leave to amend, all claims against the defendants. The two actions brought in Anne Arundel County, were consolidated on February 10, 2016, and on April 12, 2016 the plaintiffs voluntarily dismissed the action as to all defendants.

 There are certain other pending and threatened legal actions which arise in the normal course of business. Although the ultimate outcome of litigation is difficult to accurately predict, we believe that the outcome of these other pending and threatened actions will not have a material adverse effect on our consolidated financial condition or results of operations.

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23. Subsequent Event

On November 22, 2015, TeleCommunication Systems entered into an agreement and plan of merger (the "Merger Agreement"), among Comtech Telecommunications Corp., TCS and Typhoon Acquisition Corp., a Maryland corporation and a direct, wholly owned subsidiary of Comtech ("Merger Sub"). Comtech completed its acquisition of TCS by effecting a merger in accordance with Section 3-106.1 of the Maryland General Corporation Law, pursuant to which Merger Sub was merged with and into TCS, with TCS surviving the merger as a wholly owned subsidiary of Comtech (the "Merger"). Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding Share, other than any Shares owned by Comtech, Merger Sub or any subsidiary of Comtech, Merger Sub or TCS immediately prior to the Effective Time, was automatically converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price. At the Effective Time, each option to purchase Shares outstanding immediately prior to the Effective Time, by virtue of the Merger, was cancelled and converted into the right to receive an amount in cash, if any, without interest and less the amount of any tax withholdings, equal to the product of (i) the number of Shares underlying such option and (ii) an amount equal to (x) the Offer Price less (y) the per share exercise price of such option. In addition, at the Effective Time, each Share subject to forfeiture or other restrictions outstanding immediately prior to the Effective Time, by virtue of the Merger, was cancelled and converted into the right to receive an amount in cash, without interest and less the amount of any withholding taxes, equal to the product of (i) the number of Shares underlying such restricted share and (ii) the Offer Price; provided that any payments in respect of such restricted shares to which a former holder thereof may be eligible to receive will be earned subject to the same vesting schedule and other vesting terms and conditions which applied to such restricted shares prior to the Effective Time, and such payment shall become payable on the date or dates that such restricted shares would have become vested under the vesting schedule in place immediately prior to the Effective Time. Following the consummation of the Merger, the Shares ceased to be listed on The NASDAQ Global Market.

The consummation of the Merger constituted a fundamental change in connection with the 2018 Notes outstanding at the Effective Time. On March 24, 2016, all of the 2018 Notes were redeemed at a price of $1,020 per $1,000 of securities plus accrued and unpaid interest to, but not including, the Redemption Date in accordance with and pursuant to the terms of a Notice of Redemption.

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